EXHIBIT 99.1

NEWS RELEASE For more information, contact: Kenneth Schellenberg FBCInvestorRelations@flagstar.com (248) 312-5741

Flagstar Bancorp Reports First Quarter 2021 Net Income of $149 million, or $2.80 Per Diluted Share

Key Highlights - First Quarter 2021

•	Posted adjusted net income of $176 million, or $3.31 per diluted share, excluding the $35 million expense for the final settlement of Department of Justice legacy liability.

•	Generated net interest income of $189 million, with net interest margin up 4 basis points.

•	Produced mortgage revenue of $227 million as fallout adjusted locks stayed strong.

•	Maintained solid asset quality with low levels of nonperforming loans and net charge-offs coupled with a $16 million recovery of a previously charged-off loan.

•	Achieved $41.77 in tangible book value per share – an 8 percent increase from prior quarter.

TROY, Mich., April 26, 2021 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, today reported first quarter 2021 net income of $149 million, or $2.80 per diluted share, compared to fourth quarter 2020 net income of $154 million, or $2.83 per diluted share and first quarter 2020 net income of $46 million, or $0.80 per diluted share. On an adjusted basis, Flagstar reported net income of $176 million, or $3.31 per diluted share, for the first quarter 2021.

“Today, I am pleased to announce that we have entered into an agreement for a strategic partnership with New York Community Bank,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp. “This is a unique opportunity, and the partnership positions us well for continued expansion and accelerated growth as we leverage complementary business models to achieve the scale necessary to aggressively invest in our key businesses. The combination allows us to build from a safe and profitable base, by tapping into the deep industry knowledge and diverse skillsets of each organization to deliver even stronger financial results and drive increased long-term shareholder value.”

“As for our financial performance for the quarter, we posted impressive results, continuing our string of strong quarterly performances from last year. All our business segments combined to produce robust growth in tangible book value, resulting in a bank that is stronger and well positioned to continue generating shareholder value.”

“Banking delivered solid numbers for the quarter as net interest margin improved 4 basis points to 2.82 percent, with net interest income totaling $189 million and adjusted net interest margin at 3.02 percent, up slightly from the prior quarter. We continue to focus on lending into lower-risk asset classes while maintaining balance sheet flexibility. This strategy has produced consistent results from our banking business while protecting our exposure to credit risk.”

“Credit remained strong with low levels of nonperforming loans and net charge-offs, even after excluding the large recovery. Given our strong asset quality and an improved forecast for our macroeconomic environment, we were able to release $15 million of our allowance for credit losses while maintaining a strong coverage ratio of 3.1 percent, similar to the fourth quarter 2020.”

“We closed the quarter servicing and subservicing over 1.1 million loans, up 6 percent from the prior quarter as we boarded over 100,000 non-Flagstar originated loans to the portfolio in the quarter. This is a testament to our business model, the quality of the service delivered, and the strength of the relationships we have developed with our subservicing partners.”

“Our mortgage team delivered another strong quarter, posting mortgage revenues of $227 million. The team leveraged our multi-channel mortgage platform to grow fallout adjusted locks by 3 percent. We were pleased with how well our margins held up, averaging 1.84 percent for the quarter. Our results demonstrate the team’s ability to remain opportunistic and execute skillfully in an operating environment that is ever changing.”

“It was a strong start to the year as we continued to generate value for our shareholders, despite the uncertainties we face in everything from regulation to the interest rate environment. With our ability to originate mortgages in multiple channels, our asset-sensitive balance sheet, our strong ACL coverage, and our demonstrated power to generate capital, we are well positioned to flex our business to take advantage of whatever may come our way… and to find success whatever the environment may be.”

Income Statement Highlights

	Three Months Ended

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(Dollars in millions, except per share data)
Net interest income	$189	$189	$180	$168	$148
(Benefit) provision for credit losses	(28)	2	32	102	14
Noninterest income	324	332	448	375	154
Noninterest expense	347	314	301	293	232

Income before income taxes	194	205	295	148	56
Provision for income taxes	45	51	73	32	10

Net income	$149	$154	$222	$116	$46

Income per share:
Basic	$2.83	$2.86	$3.90	$2.04	$0.80
Diluted	$2.80	$2.83	$3.88	$2.03	$0.80

Adjusted Income Statement Highlights (Non-GAAP)(1)

	Three Months Ended

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(Dollars in millions, except per share data)
Net interest income	$189	$189	$180	$168	$148
(Benefit) provision for credit losses	(28)	2	32	102	14
Noninterest income	324	332	448	375	154
Noninterest expense	312	314	301	293	232

Income before income taxes	229	205	295	148	56
Provision for income taxes	53	51	73	32	10

Net income	$176	$154	$222	$116	$46

Income per share:
Basic	$3.34	$2.86	$3.90	$2.04	$0.80
Diluted	$3.31	$2.83	$3.88	$2.03	$0.80

(1)	See Non-GAAP Reconciliation for further information.

Key Ratios
	Three Months Ended

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Net interest margin	2.82%	2.78%	2.78%	2.86%	2.81%
Adjusted net interest margin (1)	3.02%	2.98%	2.94%	2.88%	2.81%
Return on average assets	2.0%	2.1%	3.1%	1.8%	0.8%
Return on average common equity	25.7%	27.6%	41.5%	23.5%	9.8%
Efficiency ratio	67.7%	60.4%	47.9%	54.1%	76.9%
HFI loan-to-deposit ratio	74.4%	74.5%	75.9%	76.7%	74.9%
Adjusted HFI loan-to-deposit ratio (2)	66.3%	69.8%	74.8%	85.4%	86.3%

(1)	Excludes loans with government guarantees available for repurchase. See Non-GAAP Reconciliation for further information.
(2)	Excludes warehouse loans and custodial deposits. See Non-GAAP Reconciliation for further information.

Average Balance Sheet Highlights

	Three Months Ended					% Change

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	Seq	Yr/Yr

	(Dollars in millions)
Average interest-earning assets	$27,178	$27,100	$25,738	$23,692	$21,150	—%	29%
Average loans held-for-sale (LHFS)	7,464	5,672	5,602	5,645	5,248	32%	42%
Average loans held-for-investment (LHFI)	14,915	15,703	14,839	13,596	11,823	(5)%	26%
Average total deposits	20,043	21,068	19,561	17,715	15,795	(5)%	27%

Net Interest Income

Net interest income in the first quarter was $189 million, flat as compared to the fourth quarter 2020. The results primarily reflect higher loans held-for-sale average balances, full quarter of impact from extinguishment of senior notes and the impact of lower rates on deposits, offsetting the impact of lower average balances and yields on loans-held-for-investment.

The net interest margin in the first quarter was 2.82 percent, a 4 basis point increase from the prior quarter. Excluding the impact from the loans with government guarantees that have not been repurchased and do not accrue interest, adjusted net interest margin expanded 4 basis points to 3.02 percent in the first quarter, compared to adjusted net interest margin of 2.98 percent in the prior quarter. The increase in the net interest margin was primarily driven by lower rates on deposits and impact from the early redemption of the senior notes due July 15, 2021. Retail banking deposit rates decreased 5 basis points driven by the expiration of promotional rates on some of our savings deposits and the maturity of higher cost time deposits.

Loans held-for-investment averaged $14.9 billion for the first quarter, decreasing $0.8 billion (5 percent) from the prior quarter. The decrease was primarily driven by $0.6 billion (8 percent) lower average warehouse loan balances consistent with the volume decrease in the overall mortgage market and $0.3 billion (6 percent) lower average consumer loans, primarily attributable to a decrease in our residential first mortgage portfolio as loans pay off.

Average total deposits were $20.0 billion in the first quarter, decreasing $1.0 billion (5 percent) from the fourth quarter 2020. Average custodial deposits decreased $1.3 billion (16 percent) primarily driven by a decrease in refinance activity, more than offsetting $0.3 billion higher average retail banking and government deposits.

Provision for Credit Losses

The benefit for credit losses was $28 million for the first quarter, as compared to a $2 million provision for the fourth quarter 2020, reflecting the impact from improved economic forecasts and $13 million of net recoveries during the quarter. The net recoveries for the quarter were driven by a $16 million recovery on a previously charged-off commercial loan. Excluding the $16 million recovery, the net charge-off ratio remained low for the quarter at only 8 basis points of LHFI. Despite the reserve release, our coverage ratio remained relatively flat as compared to the prior quarter. Although our economic forecasts are improved, we continue to believe that uncertainty persists regarding the economic recovery, especially as it affects consumer loan forbearance and the commercial real estate sector.

Noninterest Income

Noninterest income decreased $8 million to $324 million in the first quarter, as compared to $332 million for the fourth quarter 2020, primarily due to lower mortgage revenues and loan fees and charges.

First quarter net gain on loan sales decreased $5 million, to $227 million, as compared to $232 million in the fourth quarter 2020. Fallout-adjusted locks increased $0.3 billion, or 3 percent, to $12.3 billion and we maintained strong gain on sale margins that decreased only 9 basis points, to 1.84 percent for the first quarter 2021, as compared to 1.93 percent for the fourth quarter 2020.

Net return on mortgage servicing rights was $0.4 million in the first quarter 2021, consistent with the net return for the fourth quarter 2020. Refinance activity remained elevated compared to historical norms as favorable mortgage rates persisted during the quarter impacting prepayment speeds and overall net return on mortgage servicing rights.

Loan fees and charges decreased $6 million, to $42 million for the first quarter, compared to $48 million for the fourth quarter 2020, primarily due to a decrease in the number of loans being boarded in the first quarter and lower revenue associated with loans in forbearance.

Mortgage Metrics

	As of/Three Months Ended					Change (% / bps)
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1) (2)	$12,300	$12,000	$15,000	$13,800	$11,200	3%	11%
Mortgage loans closed (1)	$13,800	$13,100	$14,400	$12,200	$8,600	5%	61%
Net margin on mortgage rate lock commitments (fallout-adjusted) (2)	1.84%	1.93%	2.31%	2.19%	0.80%	(9)	104
Net gain on loan sales	$227	$232	$346	$303	$90	(2)%	N/M
Net return (loss) on mortgage servicing rights (MSR)	$—	$—	$12	$(8)	$6	N/M	N/M
Gain on loan sales + net return on the MSR	$227	$232	$358	$295	$96	(2)%	N/M
Loans serviced (number of accounts - 000’s) (3)	1,148	1,085	1,105	1,042	1,082	6%	6%
Capitalized value of MSRs	1.06%	0.86%	0.85%	0.87%	0.95%	20	11
N/M - Not meaningful

(1) Rounded to the nearest hundred million

(2)   Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(3) Includes loans serviced for Flagstar’s own loan portfolio, serviced for others, and subserviced for others.

Noninterest Expense

Noninterest expense increased to $347 million for the first quarter, compared to $314 million for the fourth quarter 2020.

Excluding the $35 million expense related to the DOJ settlement liability, noninterest expenses were $312 million for the first quarter, or a $2 million decrease compared to the fourth quarter 2020. The decrease in noninterest expense primarily reflects lower commissions, primarily in the third party originations (TPO) channel, and expenses in the prior quarter associated with the early redemption of the senior notes and a secondary offering which did not reoccur in the first quarter. This more than offset the impact from an increase in performance driven incentives.

Mortgage expenses were $148 million for the first quarter, a decrease of $1 million compared to the prior quarter. The ratio of mortgage noninterest expense to closings – our mortgage expense ratio – was 1.07 percent, a decrease of 7 basis points quarter over quarter, primarily driven by lower revenue-based TPO-related commissions that were impacted by a decrease in TPO channel revenue and the fact that the prior quarter included higher annual payout factor which did not reoccur.

The efficiency ratio was 68 percent for the first quarter, as compared to 60 percent for the fourth quarter 2020. Excluding the $35 million expense related to the DOJ settlement liability, the adjusted efficiency ratio was 61 percent for the first quarter.

Income Taxes

The first quarter provision for income taxes totaled $45 million, with an effective tax rate of 23.0 percent, compared to $51 million and an effective tax rate of 24.8 percent for the fourth quarter 2020. Our effective tax rate decreased slightly primarily due to the prior quarter including a non-recurring tax impact of $2 million from the sale of stock by a shareholder that formerly held more than 50 percent of our outstanding shares.

Asset Quality

Credit Quality Ratios

	As of/Three Months Ended					Change (% / bps)
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	Seq	Yr/Yr
	(Dollars in millions)
Allowance for credit losses (1)	$265	$280	$280	$250	$152	(5)%	74%
Credit reserves to LHFI	1.78%	1.73%	1.70%	1.69%	1.10%	5	68
Credit reserves to LHFI excluding warehouse	3.11%	3.20%	3.07%	2.60%	1.54%	(9)	157
Net (recoveries) charge-offs	$(13)	$2	$2	$3	$2	N/M	N/M
Total nonperforming LHFI and TDRs	$60	$56	$45	$33	$29	7%	N/M
Net (recoveries) charge-offs to LHFI ratio (annualized)	(0.35)%	0.04%	0.05%	0.11%	0.08%	(39)	(43)
Ratio of nonperforming LHFI and TDRs to LHFI	0.40%	0.34%	0.28%	0.22%	0.21%	6	19
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (2):
Residential first mortgage	0.31%	0.11%	0.07%	0.26%	0.08%	20	23
Home equity and other consumer	0.16%	0.06%	0.23%	0.28%	0.28%	10	(12)
Commercial real estate	(0.01)%	—%	(0.01)%	0.01%	(0.01)%	(1)	—
Commercial and industrial	(4.12)%	0.21%	0.06%	0.08%	0.09%	(433)	(421)
N/M - Not meaningful

(1)	Includes the allowance for loan losses and the reserve on unfunded commitments.
(2)	Excludes loans carried under the fair value option.

The allowance for credit losses was $265 million and covered 1.78 percent of loans held-for-investment at March 31, 2021, a 5 basis point increase from December 31, 2020. Excluding warehouse loans, the allowance coverage ratio was 3.11 percent, a 9 basis point decrease from December 31, 2020.

Net recoveries in the first quarter 2021 were $13 million, compared to $2 million of net charge-offs in the prior quarter. Excluding the $16 million commercial loan recovery, net charge-offs for the first quarter were a nominal 8 basis points of LHFI, compared to 4 basis points in the prior quarter.

Nonperforming loans and troubled debt restructurings (TDRs) were $60 million and our ratio of nonperforming loans and TDRs to loans held-for-investment was 40 basis points at March 31, 2021, a 6 basis point increase compared to December 31, 2020 with 3 basis points of that increase due to a $1.3 billion decrease in LHFI balances. At March 31, 2021, early stage loan delinquencies totaled $15 million, or 10 basis points, of total loans, compared to $36 million, or 22 basis points, at December 31, 2020.

Capital

Capital Ratios (Bancorp)

						Change (% / bps)
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	Seq	Yr/Yr
Tier 1 leverage (to adj. avg. total assets)	8.11%	7.71%	8.04%	7.76%	8.09%	40	2
Tier 1 common equity (to RWA)	10.31%	9.15%	9.21%	9.11%	9.17%	116	114
Tier 1 capital (to RWA)	11.45%	10.23%	10.31%	10.33%	10.52%	122	93
Total capital (to RWA)	13.18%	11.89%	11.29%	11.32%	11.18%	129	200
Tangible common equity to asset ratio (1)	7.48%	6.58%	6.90%	6.58%	6.25%	90	123
Tangible book value per share (1)	$41.77	$38.80	$35.60	$31.74	$29.52	8%	41%

(1)	See Non-GAAP Reconciliation for further information.

The Company maintained a solid capital position with regulatory ratios above current regulatory quantitative guidelines for “well capitalized” institutions. The capital ratios are impacted by a 100 percent risk-weighting of the warehouse loan portfolio – the largest component of the Company’s held-for-investment portfolio. Adjusting the risk-weighting of warehouse loans to 50 percent, because of the historically low level of losses from this loan portfolio and the fact that the portfolio is fully collateralized with assets that would receive a 50 percent risk weighting, the Company would have had a Tier 1 common equity ratio of 11.89 percent and a total risk-based capital ratio of 15.20 percent at March 31, 2021.

Importantly, tangible book value per share grew to $41.77, up $2.97, or 8 percent from last quarter.

Earnings Conference Call

As a result of the entry into a merger agreement with New York Community Bank, there will be a joint investor conference call to discuss the transaction and first quarter earnings at 8:30 A.M. Eastern Time today. To listen to the call live, please dial (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls). A replay will be available through 11:59 p.m. on April 30, 2021 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13719339. The live call will be simultaneously webcast at ir.mynycb.com and flagstar.com. The Company has cancelled its originally scheduled earnings conference call on Thursday, April 29, 2021.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $29.4 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 158 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 87 retail locations in 27 states. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $247.4 billion of loans representing over 1.1 million borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes certain non-GAAP financial measures. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Cautionary Statements Regarding Forward-Looking Information

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to NYCB’s and Flagstar’s beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; NYCB’s and Flagstar’s estimates of future costs and benefits of the actions each company may take; NYCB’s and Flagstar’s assessments of probable losses on loans; NYCB’s and Flagstar’s assessments of interest rate and other market risks; and NYCB’s and Flagstar’s ability to achieve their respective financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward-looking statements speak only as of the date they are made; NYCB and Flagstar do not assume any duty, and do not undertake, to update such forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of NYCB and Flagstar. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among NYCB, 615 Corp. and Flagstar; the outcome of any legal proceedings that may be instituted against NYCB or Flagstar; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of NYCB and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of NYCB or Flagstar; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where NYCB and Flagstar do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar’s operations and those of NYCB; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; NYCB’s and Flagstar’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by NYCB’s issuance of additional shares of its capital stock in connection with the proposed transaction; and other factors that may affect future results of NYCB and Flagstar; and the other factors discussed in the “Risk Factors” section NYCB’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other reports NYCB files with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “SEC Filings” section of NYCB’s website, https://ir.mynycb.com, under the heading “Financial Information,” and in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Flagstar’s other filings with SEC, which are available at http://www.sec.gov and in the “Documents” section of Flagstar’s website, https://investors.flagstar.com.

Important Information and Where You Can Find It

This press release may be deemed to be solicitation material in respect of the proposed transaction by NYCB and Flagstar. In connection with the proposed transaction, NYCB will file with the SEC a registration statement on Form S-4 to register the shares of NYCB’s capital stock to be issued in connection with the proposed transaction. The registration statement will include a prospectus of NYCB and a joint proxy statement of NYCB and Flagstar, which will be sent to the stockholders of NYCB and shareholders of Flagstar seeking certain approvals related to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NYCB AND FLAGSTAR AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NYCB, FLAGSTAR AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about NYCB and Flagstar, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by NYCB can also be obtained, without charge, by directing a request to Investor Relations, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 or by telephone (516-683-4420). Copies of documents filed with the SEC by Flagstar can also be obtained, without charge, by directing requests to Investor Relations, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098 or by telephone (248-312-5741).

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

NYCB, Flagstar, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding NYCB’s directors and executive officers is available in its definitive proxy statement for its 2021 annual stockholders meeting, which was filed with the SEC on April 16, 2021, and certain of its Current Reports on Form 8-K. Information regarding Flagstar’s directors and executive officers is available in its definitive proxy statement for its 2021 annual shareholders meeting, which was filed with the SEC on April 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Flagstar Bancorp, Inc.

Consolidated Statements of Financial Condition

(Dollars in millions)

(Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Cash	$106	$251	$216
Interest-earning deposits	343	372	126

Total cash and cash equivalents	449	623	342
Securitized HFS loans not sold	—	—	2,058
Investment securities available-for-sale	1,764	1,944	2,446
Investment securities held-to-maturity	319	377	554
Loans held-for-sale	7,087	7,098	4,389
Loans held-for-investment	14,887	16,227	13,795
Loans with government guarantees	2,457	2,516	814
Less: allowance for loan losses	(241)	(252)	(132)

Total loans held-for-investment and loans with government guarantees, net	17,103	18,491	14,477
Mortgage servicing rights	428	329	223
Federal Home Loan Bank stock	377	377	306
Premises and equipment, net	393	392	413
Goodwill and intangible assets	155	157	167
Other assets	1,374	1,250	1,430

Total assets	$29,449	$31,038	$26,805

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$10,798	$9,458	$6,551
Interest-bearing deposits	8,622	10,515	9,501

Total deposits	19,420	19,973	16,052
Short-term Federal Home Loan Bank advances and other	2,745	3,900	5,841
Long-term Federal Home Loan Bank advances	1,200	1,200	1,000
Other long-term debt	396	641	493
Loans with government guarantee repurchase options	1,780	1,851	52
Other liabilities	1,550	1,272	1,525

Total liabilities	27,091	28,837	24,963
Stockholders’ Equity
Common stock	1	1	1
Additional paid in capital	1,350	1,346	1,487
Accumulated other comprehensive income	54	47	31
Retained earnings	953	807	323

Total stockholders’ equity	2,358	2,201	1,842

Total liabilities and stockholders’ equity	$29,449	$31,038	$26,805

Flagstar Bancorp, Inc.

Condensed Consolidated Statements of Operations

(Dollars in millions, except per share data)

(Unaudited)

						Change compared to:
	Three Months Ended					4Q20		1Q20
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$208	$212	$206	$201	$201	$(4)	(2)%	$7	3%
Total interest expense	19	23	26	33	53	(4)	(17)%	(34)	(64)%

Net interest income	189	189	180	168	148	—	—%	41	28%
(Benefit) provision for credit losses	(28)	2	32	102	14	(30)	N/M	(42)	N/M

Net interest income after (benefit) provision for credit losses	217	187	148	66	134	30	16%	83	62%

Noninterest Income
Net gain on loan sales	227	232	346	303	90	(5)	(2)%	137	N/M
Loan fees and charges	42	48	41	38	23	(6)	(13)%	19	83%
Net return (loss) on the mortgage servicing rights	—	—	12	(8)	6	—	N/M	(6)	N/M
Loan administration income	27	25	26	21	12	2	8%	15	N/M
Deposit fees and charges	8	8	8	7	9	—	—%	(1)	(11)%
Other noninterest income	20	19	15	14	14	1	5%	6	43%

Total noninterest income	324	332	448	375	154	(8)	(2)%	170	110%

Noninterest Expense
Compensation and benefits	144	125	123	116	102	19	15%	42	41%
Occupancy and equipment	46	44	47	44	41	2	5%	5	12%
Commissions	62	70	72	61	29	(8)	(11)%	33	N/M
Loan processing expense	21	24	20	22	17	(3)	(13)%	4	24%
Legal and professional expense	8	11	9	5	6	(3)	(27)%	2	33%
Federal insurance premiums	6	5	6	7	6	1	20%	—	—%
Intangible asset amortization	3	3	3	4	3	—	—%	—	—%
Other noninterest expense	57	32	21	34	28	25	78%	29	N/M

Total noninterest expense	347	314	301	293	232	33	11%	115	50%

Income before income taxes	194	205	295	148	56	(11)	(5)%	138	246%
Provision for income taxes	45	51	73	32	10	(6)	(12)%	35	N/M

Net income	$149	$154	$222	$116	$46	$(5)	(3)%	$103	224%

Income per share
Basic	$2.83	$2.86	$3.90	$2.04	$0.80	$(0.03)	(1)%	$2.03	N/M
Diluted	$2.80	$2.83	$3.88	$2.03	$0.80	$(0.03)	(1)%	$2.00	N/M

Cash dividends declared	$0.06	$0.05	$0.05	$0.05	$0.05	$0.01	20%	$0.01	20%
N/M - Not meaningful

Flagstar Bancorp, Inc.

Summary of Selected Consolidated Financial and Statistical Data

(Dollars in millions, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Selected Mortgage Statistics (1):
Mortgage rate lock commitments (fallout-adjusted) (2)	$12,300	$12,000	$11,200
Mortgage loans closed	$13,800	$13,100	$8,600
Mortgage loans sold and securitized	$13,700	$12,000	$7,500
Selected Ratios:
Interest rate spread (3)	2.55%	2.44%	2.31%
Net interest margin	2.82%	2.78%	2.81%
Net margin on loans sold and securitized	1.65%	1.92%	1.19%
Return on average assets	1.98%	2.08%	0.78%
Adjusted return on average assets (4) (5)	2.34%	2.08%	0.78%
Return on average common equity	25.73%	27.58%	9.82%
Return on average tangible common equity (5)	27.99%	30.13%	11.46%
Adjusted return on average tangible common equity (4) (5)	32.98%	30.13%	11.46%
Efficiency ratio	67.7%	60.4%	76.9%
Adjusted efficiency ratio (4)	60.8%	59.1%	76.9%
Common equity-to-assets ratio (average for the period)	7.71%	7.54%	7.92%
Average Balances:
Average interest-earning assets	$27,178	$27,100	$21,150
Average interest-bearing liabilities	$15,011	$13,782	$14,480
Average stockholders’ equity	$2,319	$2,235	$1,854

(1)	Rounded to nearest hundred million.
(2)

Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(3)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(4)	See Non-GAAP Reconciliation for further information.
(5)	Excludes goodwill, intangible assets and the associated amortization. See Non-GAAP Reconciliation for further information.

	March 31, 2021	December 31, 2020	March 31, 2020
Selected Statistics:
Book value per common share	$44.71	$41.79	$32.46
Tangible book value per share (1)	$41.77	$38.80	$29.52
Number of common shares outstanding	52,752,600	52,656,067	56,729,789
Number of FTE employees	5,418	5,214	4,415
Number of bank branches	158	158	160
Ratio of nonperforming assets to total assets (2)	0.23%	0.21%	0.14%
Common equity-to-assets ratio	8.01%	7.09%	6.87%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	33.2	34.3	38.8
Capitalized value of mortgage servicing rights	1.06%	0.86%	0.95%

(1)	Excludes goodwill and intangibles. See Non-GAAP Reconciliation for further information.
(2)	Ratio excludes LHFS.

Average Balances, Yields and Rates

(Dollars in millions)

(Unaudited)

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$7,464	$53	2.83%	$5,672	$42	2.99%	$5,248	$49	3.72%
Loans held-for-investment
Residential first mortgage	2,132	17	3.20%	2,353	19	3.23%	3,062	27	3.51%
Home equity	820	7	3.50%	890	8	3.69%	1,019	12	4.73%
Other	1,040	12	4.79%	1,001	13	5.15%	816	12	5.77%

Total consumer loans	3,992	36	3.68%	4,244	40	3.78%	4,897	51	4.14%
Commercial real estate	3,042	26	3.36%	3,064	27	3.40%	2,949	34	4.61%
Commercial and industrial	1,486	13	3.53%	1,447	13	3.55%	1,667	19	4.52%
Warehouse lending	6,395	64	4.00%	6,948	71	3.99%	2,310	25	4.30%

Total commercial loans	10,923	103	3.76%	11,459	111	3.78%	6,926	78	4.48%

Total loans held-for-investment	14,915	139	3.73%	15,703	151	3.78%	11,823	129	4.34%
Loans with government guarantees	2,502	4	0.56%	2,478	5	0.73%	811	3	1.38%
Investment securities	2,210	12	2.21%	2,493	14	2.27%	3,060	19	2.47%
Interest-earning deposits	87	—	0.14%	754	—	0.11%	208	1	1.75%

Total interest-earning assets	27,178	$208	3.06%	27,100	$212	3.09%	21,150	$201	3.78%
Other assets	2,887			2,537			2,263

Total assets	$30,065			$29,637			$23,413

Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,852	$—	0.07%	$1,842	$—	0.07%	$1,587	$3	0.75%
Savings deposits	3,945	1	0.14%	3,847	2	0.20%	3,384	9	1.07%
Money market deposits	685	—	0.06%	693	—	0.07%	687	1	0.32%
Certificates of deposit	1,293	4	0.96%	1,415	5	1.18%	2,254	12	2.24%

Total retail deposits	7,775	5	0.25%	7,797	7	0.33%	7,912	25	1.28%
Government deposits	1,773	1	0.22%	1,579	1	0.26%	1,131	3	1.15%
Wholesale deposits and other	1,031	4	1.59%	1,010	4	1.69%	581	4	2.39%

Total interest-bearing deposits	10,579	10	0.38%	10,386	12	0.46%	9,624	32	1.33%
Short-term FHLB advances and other	2,779	1	0.17%	1,598	1	0.20%	3,566	12	1.35%
Long-term FHLB advances	1,200	3	1.03%	1,200	3	1.03%	794	3	1.29%
Other long-term debt	453	5	4.11%	598	7	4.47%	496	6	5.33%

Total interest-bearing liabilities	15,011	19	0.51%	13,782	23	0.65%	14,480	53	1.46%
Noninterest-bearing deposits
Retail deposits and other	2,270			2,155			1,395
Custodial deposits (1)	7,194			8,527			4,776

Total noninterest-bearing deposits	9,464			10,682			6,171
Other liabilities	3,271			2,938			908
Stockholders’ equity	2,319			2,235			1,854

Total liabilities and stockholders’ equity	$30,065			$29,637			$23,413

Net interest-earning assets	$12,167			$13,318			$6,670

Net interest income		$189			$189			$148

Interest rate spread (2)			2.55%			2.44%			2.31%

Net interest margin (3)			2.82%			2.78%			2.81%

Ratio of average interest-earning assets to interest-bearing liabilities			181.1%			196.6%			146.1%

Total average deposits	$20,043			$21,068			$15,795

(1)	Approximately 80 percent of custodial deposits from loans subserviced which pay interest is recognized as an offset in net loan administration income.
(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by average interest-earning assets.

Earnings Per Share

(Dollars in millions, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2021	December 31 2020	March 31, 2020
Net income	$149	$154	$46
Weighted average common shares outstanding	52,675,562	53,912,584	56,655,865
Stock-based awards	622,241	431,382	534,058

Weighted average diluted common shares	53,297,803	54,343,966	57,189,923

Basic earnings per common share	$2.83	$2.86	$0.80
Stock-based awards	(0.03)	(0.03)	—

Diluted earnings per common share	$2.80	$2.83	$0.80

Regulatory Capital - Bancorp

(Dollars in millions)

(Unaudited)

	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$2,423	8.11%	$2,270	7.71%	$1,879	8.09%

Total adjusted avg. total asset base	$29,881		$29,444		$23,212

Tier 1 common equity (to risk weighted assets)	$2,183	10.31%	$2,030	9.15%	$1,639	9.17%
Tier 1 capital (to risk weighted assets)	$2,423	11.45%	$2,270	10.23%	$1,879	10.52%
Total capital (to risk weighted assets)	$2,790	13.18%	$2,638	11.89%	$1,997	11.18%

Risk-weighted asset base	$21,164		$22,190		$17,863

Regulatory Capital - Bank

(Dollars in millions)

(Unaudited)

	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$2,523	8.45%	$2,390	8.12%	$1,900	8.19%

Total adjusted avg. total asset base	$29,866		$29,437		$23,194

Tier 1 common equity (to risk weighted assets)	$2,523	11.93%	$2,390	10.77%	$1,900	10.64%
Tier 1 capital (to risk weighted assets)	$2,523	11.93%	$2,390	10.77%	$1,900	10.64%
Total capital (to risk weighted assets)	$2,740	12.96%	$2,608	11.75%	$2,019	11.30%

Risk-weighted asset base	$21,141		$22,194		$17,857

Loans Serviced

(Dollars in millions)

(Unaudited)

	March 31, 2021		December 31, 2020		March 31, 2020
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$197,053	921,126	$178,606	867,799	$193,037	916,989
Serviced for others (3)	40,402	160,511	38,026	151,081	23,439	102,338
Serviced for own loan portfolio (4)	9,965	66,363	10,079	66,519	8,539	63,085

Total loans serviced	$247,420	1,148,000	$226,711	1,085,399	$225,015	1,082,412

(1)	UPB, net of write downs, does not include premiums or discounts.
(2)	Loans subserviced for a fee for non-Flagstar owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)	Loans for which Flagstar owns the MSR.
(4)	Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

Loans Held-for-Investment

(Dollars in millions)

(Unaudited)

	March 31, 2021		December 31, 2020		March 31, 2020
Consumer loans
Residential first mortgage	$1,998	13.4%	$2,266	14.0%	$2,964	21.5%
Home equity	781	5.2%	856	5.3%	1,028	7.5%
Other	1,049	7.0%	1,004	6.1%	858	6.2%

Total consumer loans	3,828	25.6%	4,126	25.4%	4,850	35.2%

Commercial loans
Commercial real estate	3,084	20.7%	3,061	18.9%	3,092	22.4%
Commercial and industrial	1,424	9.6%	1,382	8.5%	1,880	13.6%
Warehouse lending	6,551	44.1%	7,658	47.2%	3,973	28.8%

Total commercial loans	11,059	74.4%	12,101	74.6%	8,945	64.8%

Total loans held-for-investment	$14,887	100.0%	$16,227	100.0%	$13,795	100.0%

Other Consumer Loans Held-for-Investment

(Dollars in millions)

(Unaudited)

	March 31, 2021		December 31, 2020		March 31, 2020
Indirect lending	$791	75.4%	$713	71.0%	$620	72.3%
Point of sale	214	20.4%	211	21.0%	159	18.5%
Other	44	4.2%	80	8.0%	79	9.2%

Total other consumer loans	$1,049	100.0%	$1,004	100.0%	$858	100.0%

Allowance for Credit Losses

(Dollars in millions)

(Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
Residential first mortgage	$45	$49	$46
Home equity	20	25	23
Other	33	39	16

Total consumer loans	98	113	85

Commercial real estate	84	84	28
Commercial and industrial	55	51	18
Warehouse lending	4	4	1

Total commercial loans	143	139	47

Allowance for loan losses	241	252	132
Reserve for unfunded commitments	24	28	20

Allowance for credit losses	$265	$280	$152

Allowance for Credit Losses

(Dollars in millions)

(Unaudited)

	Three Months Ended March 31, 2021
	Residential First Mortgage	Home Equity	Other Consumer	Commercial Real Estate	Commercial and Industrial	Warehouse Lending	Total LHFI Portfolio (1)	Unfunded Commitments
Adjusted beginning balance	$49	$25	$39	$84	$51	$4	$252	$28
Provision (benefit) for credit losses:
Loan volume	(3)	(1)	1	1	1	—	(1)	(4)
Economic forecast (2)	(3)	(2)	(3)	11	(5)	—	(2)	—
Credit (3)	3	1	—	(8)	(1)	—	(5)	—
Qualitative factor adjustments (4)	(1)	(3)	(4)	(4)	9	—	(3)	—
Charge-offs	(2)	—	(1)	—	(1)	—	(4)	—
Recoveries	—	—	1	—	16	—	17	—
Provision for net charge-offs	2	—	—	—	(15)	—	(13)	—

Ending allowance balance	$45	$20	$33	$84	$55	$4	$241	$24

(1)	Excludes loans carried under the fair value option.

(2)	Includes changes in the lifetime loss rate based on current economic forecasts as compared to forecasts used in the prior quarter.

(3)	Includes changes in the probability of default and severity of default based on current borrower and guarantor characteristics, as well as individually evaluated reserves.

(4)	Includes $4 million of unallocated reserves attributed to various portfolios for presentation purposes.

Nonperforming Loans and Assets

(Dollars in millions)

(Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
Nonperforming LHFI	$49	$46	$19
Nonperforming TDRs	5	4	4
Nonperforming TDRs at inception but performing for less than six months	6	6	6

Total nonperforming LHFI and TDRs (1)	60	56	29
Other nonperforming assets, net	7	8	10
LHFS	9	9	5

Total nonperforming assets	$76	$73	$44

Ratio of nonperforming assets to total assets (2)	0.23%	0.21%	0.14%
Ratio of nonperforming LHFI and TDRs to LHFI	0.40%	0.34%	0.21%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.45%	0.40%	0.28%

(1)	Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.
(2)	Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment

(Dollars in millions)

(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total LHFI
March 31, 2021
Consumer loans	$10	$5	$42	$57	$3,828
Commercial loans	—	—	18	18	11,059

Total loans	$10	$5	$60	$75	$14,887

December 31, 2020
Consumer loans	$9	$6	$38	$53	$4,126
Commercial loans	21	—	18	39	12,101

Total loans	$30	$6	$56	$92	$16,227

March 31, 2020
Consumer loans	$14	$5	$29	$48	$4,850
Commercial loans	7	—	—	7	8,945

Total loans	$21	$5	$29	$55	$13,795

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings

(Dollars in millions)

(Unaudited)

	TDRs
	Performing	Nonperforming	Total
March 31, 2021
Consumer loans	$31	$11	$42
Commercial loans	5	—	5

Total TDR loans	$36	$11	$47

December 31, 2020
Consumer loans	$31	$10	$41
Commercial loans	5	—	5

Total TDR loans	$36	$10	$46

March 31, 2020
Consumer loans	$37	$10	$47

Total TDR loans	$37	$10	$47

Non-GAAP Reconciliation

(Unaudited)

In addition to analyzing the Company’s results on a reported basis, management reviews the Company’s results and the results on an adjusted basis. The non-GAAP measures presented in the tables below reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company’s current and ongoing operations. The DOJ benefit and loans with government guarantees that have not been repurchased and don’t accrue interest are not reflective of our ongoing operations and, therefore, have been excluded from our U.S. GAAP results. The Company believes that tangible book value per share, tangible common equity to assets ratio, adjusted return on average tangible common equity, adjusted return on average tangible common equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio, adjusted noninterest expense, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted net interest margin and adjusted efficiency ratio provide a meaningful representation of its operating performance on an ongoing basis.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio.

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(Dollars in millions, except share data)
Total stockholders’ equity	$2,358	$2,201	$2,195	$1,971	$1,842
Less: Goodwill and intangible assets	155	157	160	164	167

Tangible book value	$2,203	$2,044	$2,035	$1,807	$1,675

Number of common shares outstanding	52,752,600	52,656,067	57,150,470	56,943,979	56,729,789
Tangible book value per share	$41.77	$38.80	$35.60	$31.74	$29.52

Total assets	$29,449	$31,038	$29,476	$27,468	$26,805
Tangible common equity to assets ratio	7.48%	6.58%	6.90%	6.58%	6.25%

Adjusted return on average common equity, adjusted return on average tangible common equity and adjusted return on average assets.

	Three Months Ended

	March 31, 2021	December 31, 2020	March 31, 2020

	(Dollars in millions)
Net income	$149	$154	$46
Add: Intangible asset amortization, net of tax	2	2	2

Tangible net income	$151	$156	$48

Total average equity	$2,319	$2,235	$1,854
Less: Average goodwill and intangible assets	156	159	169

Total tangible average equity	$2,163	$2,076	$1,685

Return on average tangible common equity	27.99%	30.13%	11.46%
Adjustment to remove DOJ settlement expense	4.98%	—%	—%

Adjusted return on average tangible common equity	32.97%	30.13%	11.46%

Return on average assets	1.98%	2.08%	0.78%
Adjustment to remove DOJ settlement expense	0.36%	—%	—%

Adjusted return on average assets	2.34%	2.08%	0.78%

Adjusted HFI loan-to-deposit ratio.

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(Dollars in millions)
Average LHFI	$14,915	$15,703	$14,839	$13,596	$11,823
Less: Average warehouse loans	6,395	6,948	5,697	3,785	2,310

Adjusted average LHFI	$8,520	$8,755	$9,142	$9,811	$9,513

Average deposits	$20,043	$21,068	$19,561	$17,715	$15,795
Less: Average custodial deposits	7,194	8,527	7,347	6,223	4,776

Adjusted average deposits	$12,849	$12,541	$12,214	$11,492	$11,019

HFI loan-to-deposit ratio	74.4%	74.5%	75.9%	76.7%	74.9%
Adjusted HFI loan-to-deposit ratio	66.3%	69.8%	74.8%	85.4%	86.3%

Adjusted noninterest expense, income before income taxes, provision for income taxes, net income, basic earnings per share, diluted earnings per share, net interest margin and efficiency ratio.

	Three Months Ended

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(Dollar in millions)
Noninterest expense	$347	$314	$301	$293	$232
Adjustment to remove DOJ settlement expense	35	—	—	—	—

Adjusted noninterest expense	$312	$314	$301	$293	$232

Income before income taxes	$194	$205	$295	$148	$56
Adjustment to remove DOJ settlement expense	35	—	—	—	—

Adjusted income before income taxes	$229	$205	$295	$148	$56

Provision for income taxes	$45	$51	$73	$32	$10
Tax impact on adjustment to remove DOJ settlement expense	(8)	—	—	—	—

Adjusted provision for income taxes	$53	$51	$73	$32	$10

Net income	$149	$154	$222	$116	$46
Adjusted net income	$176	$154	$222	$116	$46

Weighted average common shares outstanding	52,675,562	53,912,584	57,032,746	56,790,642	56,655,865
Weighted average diluted common shares	53,297,803	54,343,966	57,379,809	57,123,706	57,189,923
Adjusted basic earnings per share	$3.34	$2.86	$3.90	$2.04	$0.80
Adjusted diluted earnings per share	$3.31	$2.83	$3.88	$2.03	$0.80

Average interest earning assets	$27,178	$27,100	$25,738	$23,692	$21,150
Net interest margin	2.82%	2.78%	2.78%	2.86%	2.81%
Adjustment to LGG loans available for repurchase	0.20%	0.20%	0.16%	0.02%	—%

Adjusted net interest margin	3.02%	2.98%	2.94%	2.88%	2.81%

Efficiency ratio	68%	60%	48%	54%	77%
Adjustment to remove DOJ settlement expense	(7)%	—%	—%	—%	—%

Adjusted efficiency ratio	61%	60%	48%	54%	77%